BNY HAMILTON FUNDS
FORM 10f-3
Record of Securities Purchased Under a Fund's Rule 10f-3 Procedures

Fund Name: BNY Hamilton High Yield Fund

1. Issuer:	Reynolds America; CUSIP 761713AT3
2. Date of Purchase: 6/18/07
3. Underwriter from whom purchased: 	Citigroup Global Markets, Inc.
4.  "Affiliated Underwriter" Managing or participating in syndicate:
5.  BNY Capital Markets.
6. Aggregate principal amount of purchase:	$15,000,000
7. Aggregate principal amount of offering:	$450,000,000
8. Purchase price (net of fees and expenses):	$99.410
9. Date offering commenced:  6/18/07
10. Commission, spread or profit: 1.00%
11. Have the following conditions been satisfied:
      a.
The securities are part of an issue registered under the Securities Act of 1933, which is being offered to the public, or are " municipal securities" as defined in Section 3(a)(29) of the Securities Act of 1934 or is part of an "Eligible Foreign
Offering;" as defined in the Rule or an "Eligible Rule 144A
Offering" as defined in the
Rule.



__YES___





       b.
The purchase was made prior to the end of the first day on which any sales were made at no more than the price paid by each other purchasere of securities in that offering or any concurrent offering or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.




__YES___





c.
The underwriting was a firm commitment underwriting.

__YES__


_____

d.
The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.



__YES___




e.
In respect of any securities other than municipal securities, the issuer of such securities has been in continuous operation of not less than three years (including the operations of predecessors), or in respect of any municipal securities, the issue of such securities has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer or entity supplying the revenues from which the issue is to be paid shall have been in continuous operation for less than three years including the operations of any predecessors), it has received one of the three highest ratings from at least one such rating service.




__YES ___



f.
The amount of such securities purchased by all of the Portfolio and investment companies advised by the Adviser did not exceed 25% of any such class or, in the case of an Eligible Rule 144A Offering, 25% of the total of the principal amount of any class sold to Qualified Institutional Buyers plus the principal amount of such class in any concurrent public offering.





__YES___





g.
No Affiliated Underwriter was a direct or indirect participant or benefited directly or indirectly from the purchase or, in the case of Eligible Municipal Securities, the purchase was not designated as a group transaction.




__YES___






Approved by:	Thomas J. Winters	           Date: July 09, 2007
		Managing Director/Senior Investment Manager